AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

September 8, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Callisto Pharmaceuticals, Inc.

Common Stock, $0.0001 Par Value

Commission File Number – 001-32325

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in its five most recent fiscal years;

2.

The Common Stock (the “Common Stock”) of Callisto Pharmaceuticals, Inc. (the “Company” or “Callisto”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Years Ended December 31,

Loss from Continuing Operations

Net Loss

2007

$10,564,413

$  7,887,265

2006

$12,166,171

$12,919,229

2005

$12,061,911

$11,779,457

2004

$  7,856,968

$  7,543,467

2003

$13,336,839

$13,106,247

Six Months Ended June 30,

Loss from Continuing Operations

Net Loss

2008

$5,089,455

$  5,035,841

At June 30, 2008, the Company reported a stockholders’ deficit of $3,110,937.

(b)

At June 30, 2008, Callisto reported cash and cash equivalent of $945,256, a working capital deficit of $3,196,681 and for the six months ended June 30, 2008, Callisto’s net cash used in operating activities was $5,318,725.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On October 3, 2006, the Company was notified by the Amex that following a review of its Form 10-Q for the period ended June 30, 2006, Callisto was not in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2 million and losses from continuing operations and net losses in two of its three most recent fiscal years and Section 1003(a)(iv) of the Company Guide in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they matured.  In accordance with Section 1009 of the Company Guide, Callisto was given the opportunity to submit a business plan by November 2, 2006, outlining its plan to regain compliance with the Amex’s continued listing standards.

(b)

On November 2, 2006, Callisto submitted its plan to regain compliance to the Exchange (the “Plan”).  On January 24, 2007, the Exchange notified Callisto that it had accepted the Plan and granted the Company an extension until April 3, 2007 to regain compliance with Section 1003(a)(iv) of the Company Guide and April 3, 2008 to regain compliance with Section 1003(a)(i) of the Company Guide (the “Plan Period”).

(c)

Subsequently, on June 18, 2007 following a review of the Company’s Form 10-Q for the period ended March 31, 2007, Staff notified the Company that it did not meet an additional continued listing standard of the Exchange as set forth in Part 10 of the Company Guide.  Specifically, Callisto was not in compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years.  The Company was offered the opportunity to provide a revised plan of compliance (the “Revised Plan”) by July 18, 2007 to address how it intended to regain compliance with the applicable continued listing standards.

(d)

The Company submitted the Revised Plan on July 18, 2007.  By letter dated August 27, 2007 the Exchange accepted the Revised Plan and gave the Company until April 3, 2008 to regain compliance.  The Exchange also advised Callisto that it had resolved the continued listing deficiency related to Section 1003(a)(iv) of the Company Guide.

(e)

At the end of the Plan Period, April 3, 2008, Callisto had failed to regain compliance with the Amex’s continued listing standards.  Consequently, via correspondence dated April 7, 2008 Staff notified Callisto that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  Staff’s decision was based on the fact that Callisto failed to regain compliance with Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide within the 18-month Plan Period.  Furthermore, Staff notified Callisto that it was not in compliance with an additional continued listing standard, Section 1003(a)(iii) of the Company Guide which requires a company to maintain stockholders’ equity in excess of $6 million if it has sustained losses from continuing operations and/or net losses in its five most recent fiscal years.  The Exchange’s letter dated April 7, 2008 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by April 14, 2008.

(f)

On April 14, 2008, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before the Panel was scheduled for June 25, 2008.

(g)

On June 25, 2008, a hearing, at which the Company’s representatives were present, was conducted before the Panel.  By letter dated July 1, 2008, the Exchange notified Callisto of the Panel’s decision to deny the Company’s appeal for continued listing of its Securities on the Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(h)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period or at all and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Gary S. Jacob, Chief Executive Officer of Callisto Pharmaceuticals, Inc.

/s/

Claudia Crowley

Senior Vice President and Chief Regulatory Officer

American Stock Exchange LLC